UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 16, 2010
Date of Report (date of earliest event reported)
AVISTAR COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware	000-31121	88-0463156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1875 S. Grant Street, 10th Floor, San Mateo, California 94402
(Address of principal executive offices, including zip code)
(650) 525-3300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 16, 2010, Avistar Communications Corporation (“Avistar”), as borrower, entered into a second amendment to the Second Amended and Restated Revolving Credit Promissory Note Agreement (the “Second Amendment”) with JP Morgan Chase Bank, N.A. (the “Bank”), as lender.  The Second Amendment relates to that certain credit facility previously described in Avistar’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 29, 2009 and March 30, 2010.  The second amended and restated revolving credit promissory note agreement (the “Agreement”) initially provided a maximum line of credit facility amount of  (i) $11.25 million from December 22, 2009 through and including March 30, 2010; and (ii) $6.0 million for the remainder of the period through the maturity date on December 21, 2010. The Agreement was subsequently amended on March 25, 2010 to reduce the maximum line of credit facility amount to $5.0 million for the entire period from February 22, 2010 through the maturity date.

The primary purpose of the Second Amendment is to modify the maximum line of credit facility amount for the entire period from August 16, 2010 through the maturity date to $7.0 million. As of August 16, 2010, the total principal amount borrowed by Avistar under the credit facility was $5.0 million.

The foregoing description does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amendment, which is expected to be filed as an exhibit to Avistar’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

Date: August 18, 2010	By:	/s/ Elias MurrayMetzger
Elias MurrayMetzger
Chief Financial Officer, Chief Administrative Officer and Corporate Secretary